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                                                                     EXHIBIT 2.3


                            AMENDMENT AGREEMENT NO. 2

                  This AMENDMENT AGREEMENT NO. 2 ("Agreement"), dated as of May 5, 2000, by and between PACIFIC LITHIUM LIMITED, a New Zealand corporation (together with its successors is referred to herein as "PLL"), and LITHIUM TECHNOLOGY CORPORATION, a Delaware corporation ("LTC").

                                    RECITALS

                  WHEREAS, PLL and LTC have entered into an Agreement and Plan of Merger dated as of January 19, 2000 ("Merger Agreement") and the Bridge Loan Financing Agreements (as defined in the Merger Agreement) as amended by Amendment Agreement No. 1 dated as of March 31, 2000, pursuant to which LTC is required to hold a stockholders meeting to vote on the merger contemplated by the Merger Agreement (the "Merger") by June 30, 2000 or such later date agreed to in writing by PLL and LTC; and

                  WHEREAS, PLL and LTC desire to provide for an extension of the LTC stockholder meeting date from June 30, 2000 to July 31, 2000 subject to the terms and conditions of this Agreement; and

                  WHEREAS, PLL and LTC desire to amend Section 7.13(b) of the Merger Agreement subject to the terms and conditions of this Agreement.

                  NOW, THEREFORE, in consideration of these premises and the mutual agreements contained in this Agreement, PLL and LTC agree as follows:


         1. Each reference to action by the stockholders of LTC to approve the Merger Agreement or the transactions contemplated therein on or before "June 30, 2000" in Section 9.1(a)(v) of the Merger Agreement, in Section 1 or 3(a) of each promissory note which is a part of the Bridge Loan Financing Agreements or in any other provision in any of such agreements or documents is hereby amended to replace such date by the date "July 31, 2000" or such later date agreed to in writing by PLL and LTC.

         2. Section 7.13(b) of the Merger Agreement is amended and restated as follows:

         In the event that any holder of warrants or options issued by LTC exercises such warrants or options prior to the Closing Date, LTC agrees to use the proceeds from the exercise of the warrants and options (the "Exercise Funds") as follows: (1) the first three hundred fifty thousand dollars ($350,000) shall be used by LTC to finance the operations of LTC in lieu of obtaining financing under the Bridge Loan Financing Agreements and (2) the second two hundred thousand dollars ($200,000) shall be used by LTC to pay a portion of the accrued salary due and owing to Mr. Thomsen.

         Any Exercise Funds in excess of the foregoing five hundred fifty thousand dollars ($550,000) (the "Excess Exercise Funds") shall be used by LTC to pay LTC's Continuing Costs directly by LTC. To the extent LTC pays its Continuing Costs through the Excess Exercise Funds rather than through Bridge Loan Financing funds the Merger Securities to be distributed to the LTC stockholders in the Merger shall be increased on the following basis: one share of PLL Common Stock shall be added to the 3,500,000 Merger Securities set forth in Section 3.3 of the Merger Agreement for every $2.25 of Excess Exercise Funds received by LTC (the "Additional Merger Securities"). The Additional Merger Securities shall be distributed to the LTC stockholders on the same basis as the Merger Securities set forth in Section 3.3 of the Merger Agreement.


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         (By way of example, if LTC receives $1,450,000 in Exercise Funds, (1)
LTC shall first use $350,000 to finance the operations of LTC in lieu of using Bridge Loan Financing funds, (2) LTC shall use $200,000 to pay accrued salary due and owing Thomas Thomsen, (3) LTC shall use the remaining $900,000 to pay LTC's Continuing Costs and (4) the LTC stockholders shall receive in the Merger 400,000 additional Merger Securities.)

         3. In all other respects, the Merger Agreement and the Bridge Loan Financing Agreements are hereby ratified and affirmed in their entirety.

The parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                             PACIFIC LITHIUM LIMITED


                             By: /s/ Robin T. Johannink
                                 ---------------------------
                                Name: Robin T. Johannink
                                Title: Managing Director

                             LITHIUM TECHNOLOGY CORPORATION


                             By: /s/ Robin T. Johannink
                                ----------------------------
                               Name: David J. Cade
                               Title: Chairman and Chief Executive Officer



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